As filed with the Securities and Exchange Commission on April 29, 2019
Registration No. 333

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ATA Inc.

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	Not Applicable
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1/F East Gate, Building No. 2, Jian Wai Soho,

No. 39 Dong San Huan Zhong Road,

Chao Yang District, Beijing 100022, China

(Address, Including Zip Code, of Principal Executive Offices)

ATA Inc. 2008 Employee Share Incentive Plan

(Full Title of the Plan)

CT Corporation System

111 Eighth Avenue, 13th Floor

New York, New York 10011

(212) 894-8940

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. :

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common shares, $0.01 par value per share, issuable under the ATA Inc. 2008 Employee Share Incentive Plan	1,024,438 shares	(1)(2)	$1.1822	(3)	$1,211,090.60	(3)	$146.78

(1)

This Registration Statement covers, in addition to the number of common shares of ATA Inc., a Cayman Islands corporation (the “Company” or the “Registrant”), par value $0.01 per share (the “Common Shares”), stated above, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the ATA Inc. 2008 Employee Share Incentive Plan amended and restated as of October 26, 2018 (the “Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)

These Common Shares may be represented by the Registrant’s American Depositary Shares, or ADSs, each of which represents two Common Shares.  The Registrant’s ADSs issuable upon deposit of the Common Shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-148641) filed on January 14, 2008, and any other amendment or report filed for the purpose of updating such statement.

(3)

Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the Proposed Maximum Aggregate Offering Price with respect to the Plan is calculated as the product of 1,024,438 Common Shares issuable or reserved under the Plan multiplied by the average of the high and low prices for the Registrant’s Common Shares represented by American Depositary Shares as reported on the NASDAQ Global Market on April 23, 2019.

The Exhibit Index for this Registration Statement is at page 4.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents of the Company previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference in this Registration Statement:

(a)         The Company’s Annual Report on Form 20-F for its fiscal year ended December 31, 2018, filed with the Commission on April 18, 2019 (Commission File No. 001-33910);

(b)         The description of the Company’s Common Shares and ADSs contained in the Company’s Registration Statement on Form 8-A (Commission File No. 001-33910), originally filed with the Commission on January 10, 2008 and as subsequently amended.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date hereof, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that, unless expressly incorporated into this registration statement, documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement.  Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Island courts to be contrary to the public interest, such as providing indemnification against civil fraud or the consequences of committing a crime. The Registrant’s third amended and restated articles of association provides for indemnification of officers and directors out of the assets and profits of the Registrant for losses, damages, costs and expenses incurred in their capacities as such, except through their own fraud or dishonesty.

The Registrant has also entered into indemnification agreements with all of its directors and executive officers whereby it agrees to indemnify them against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

4.1

ATA Inc. 2008 Employee Share Incentive Plan (amended and restated as of October 26, 2018)(incorporated by reference to Exhibit 4.4 to the Company’s Annual Report on Form 20-F filed with the Commission on April 18, 2019 (registration number 001-33910)).

5.1	Opinion of Conyers Dill & Pearman (opinion re legality).

23.1	Consent of KPMG Huazhen LLP.

23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1).

24.1	Power of Attorney (included in this Registration Statement under “Signatures”).

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on April 29, 2019

ATA Inc.

By:	/s/ Kevin Xiaofeng Ma
Kevin Xiaofeng Ma
Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Kevin Xiaofeng Ma as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kevin Xiaofeng Ma	Chairman of the Board and Chief Executive Officer	April 29, 2019
Kevin Xiaofeng Ma	(Principal Executive Officer)

/s/ Amy Tung	Chief Financial Officer	April 29, 2019
Amy Tung	(Principal Financial and Accounting Officer)

/s/ Jack Huang	President and Director	April 29, 2019
Jack Huang

/s/ Andrew Yan	Director	April 29, 2019
Andrew Yan

/s/ Hope Ni	Director	April 29, 2019
Hope Ni

/s/ Alec Tsui	Director	April 29, 2019
Alec Tsui

/s/ Zhilei Tong	Director	April 29, 2019
Zhilei Tong

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this registration statement in Newark, Delaware on April 29, 2019.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Donald J. Puglisi
Managing Director